EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Avistar Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-115755, 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated January 28, 2005 with respect to the consolidated balance sheets of Avistar Communications Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of Avistar Communications Corporation.

/s/ KPMG LLP
Mountain View, California
March 22, 2005